Press Information

FOR IMMEDIATE RELEASE
PINK OTC MARKETS: MXIM

Contact:      Ed Medlin,
                    Vice President, Senior Counsel
                    (408) 737-7600

MAXIM ANNOUNCES PROPOSED SETTLEMENT OF
DELAWARE DERIVATIVE LAWSUIT

SUNNYVALE, CA- September 22, 2008&mdas;Maxim Integrated Products, Inc. (PINK OTC MARKETS: MXIM) announced that the Company, certain of its current and former executive officers and directors, and plaintiffs have entered into an agreement to settle a stockholder derivative action that was filed in the Court of Chancery of the State of Delaware. This agreement, if approved by the Court of Chancery of Delaware, is a complete settlement of the claims in the lawsuit as to all parties. The settlement does not contain any admission of wrongdoing or fault on the part of Maxim, its board of directors or executive officers, or the other individual defendants to the action.

This action was filed in June 2006 and was based upon allegations of breach of fiduciary duty and unjust enrichment related to misdated stock options. The proposed settlement is subject to approval by the Court of Chancery and is contingent upon the dismissal with prejudice of all other shareholder derivative actions pending in State and Federal Court in California.

Tunc Doluca, Maxim's Chief Executive Officer, commented "This tentative settlement represents an important milestone in Maxim's efforts to resolve all outstanding issues related to the company's past stock option practices. In January 2007, after an exhaustive investigation, Maxim announced that a Special Committee of the Board of Directors determined that there was no evidence to suggest that any of the outside directors engaged in any wrongdoing or malfeasance with respect to any Maxim stock option grants. In December 2007, Maxim resolved a related investigation with the Securities and Exchange Commission without the payment of any fine or penalty. I am pleased to announce today that we have tentatively settled the stockholder derivative lawsuit filed in the Delaware Chancery Court -- an important step in resolving, once and for all, this litigation." Mr. Doluca added, "It is important for shareholders to know that no outside director or current officer engaged in any wrongdoing. One of the allegations in the complaint is that the Company issued misdated options to the Directors. Even though the Directors had no involvement with the granting of these options or any knowledge of the grant date selections, they are returning all associated excess gains in these options in the form of contributions to the settlement."

The proposed settlement includes the following terms:

  A cash payment to Maxim totaling approximately $28.5 million, less attorneys' fees to plaintiff's counsel in an amount to be determined by the Court. The settlement funds consist of $21 million to be paid by Maxim's directors and officers liability insurers, $6 million to be paid by Maxim's former chief executive officer and approximately $1.5 million in the aggregate will be paid by James Bergman, Kipling Hagopian and A.R. Frank Wazzan, each of whom are current members of Maxim's board of directors. The contributions from Messrs. Bergman, Hagopian and Wazzan are to remediate excess gains each such director incorrectly received due to allegedly misdated stock options that were issued to them.
  Maxim's former chief executive officer will cancel vested but unexercised stock options for approximately 3.1 million shares of Maxim common stock held by him.
  Maxim's former chief financial officer will forgo any claims against Maxim he may have had with respect to approximately 97,000 vested in-the-money stock options that expired during the mandatory stock option exercise suspension period.
  Messrs. Bergman, Hagopian and Wazzan will increase the exercise price of certain outstanding stock options previously granted to them that were issued to them.
  Maxim will commit to implement and maintain certain corporate governance measures, including policies, procedures and guidelines relating to the award and administration of stock options, many of which Maxim has already implemented.

  A complete dismissal of the Delaware action and a full release of past claims among Maxim, certain current and former executive officers and directors who are individual defendants and plaintiffs with regard to Maxim's historic stock option practices, with the exception of claims from Maxim's former chief executive officer and chief financial officer relating to certain vested in-the-money stock options that expired during Maxim's mandatory stock option exercise suspension period and Maxim's defenses to any such claims.
  Plaintiffs will petition the Court of Chancery to approve legal fees not to exceed $15 million and out-of-pocket expenses not to exceed $500,000. Maxim has reserved the right to object to the amount of such fees and expenses. Maxim will be obligated to pay from the settlement proceeds any legal fees and expenses of plaintiffs counsel approved by the Court of Chancery.

The parties have filed a stipulation in the Delaware Chancery Court asking for approval of the proposed settlement and authorization to provide Maxim shareholders with notice of the proposed settlement. Upon final approval of the settlement by the Delaware Chancery Court, the parties will file motions in the State and Federal Courts in California seeking a dismissal with prejudice of all pending derivative actions related to Maxim's historic stock option practices. No assurances can be given that this settlement will be approved by the Delaware Court of Chancery or that the derivative actions pending in State and Federal Courts in California will be dismissed as a result of this settlement.

About Maxim

Maxim Integrated Products is a publicly traded company that designs, manufactures, and sells over $2 billion of high-performance semiconductor products annually. It was founded over 25 years ago with the mission to deliver innovative analog and mixed-signal engineering solutions that add value to its customers' products. To date, Maxim has developed over 5,800 products in 28 product categories serving the Industrial, Communications, Consumer, and Computing markets. For more information, go to www.maxim-ic.com.

# # #